EXHIBIT 99.1

Investor Contact:
Brett Maas
Hayden Communications
646-536-7331
brett@haydenir.com
www.haydenir.com

Glowpoint Reports $5.8 Million Third Quarter 2007 Revenue

Revenues Up 19.6% Year-over-Year;
Recurring subscription revenue increased 20.9% to $3.8 million

HILLSIDE, NJ, November 14, 2007 - Glowpoint, Inc. (OTC:GLOW), a premiere broadcast-quality IP-based managed video service provider, announced financial results for the nine and three month periods ended September 30, 2007.

Third Quarter Financial Highlights
•	Third quarter revenue increased 19.6% to $5.8 million from $4.8 million in the 2006 quarter and subscription and related revenue increased 20.9% to $3.8 million from $3.2 million in 2006 quarter
•	Closed new contracts during the 2007 quarter with an annualized revenue value of more than $1.6 million
•	Moved to the Over-the-Counter Bulletin Board (OTCBB) on September 19, 2007
•	Completed a restructuring and extension of the maturity date of its Senior Secured Convertible Notes
•	Raised $3.5 million in a private placement by issuing additional Senior Secured Convertible Notes
•	Exchanged Series B convertible preferred stock which bore 12% dividends with Series C convertible preferred stock which bears no dividends

Third Quarter Operational Highlights
•
Selected by Tepper School of Business at Carnegie Mellon University to facilitate multi-point video classroom sessions for their FlexMode MBA Program to employees of some of the country’s leading corporations

•
Signed multi-year agreement with Forbes.com, to upgrade existing services in the U.S. and add locations in Canada, Hong Kong, and London to support video interviews with influential innovators, leaders, and executives, as well as for internal meetings

•
Signed a two-year contract to provide a high definition (HD) remote analyst solution for a major sports network that will leverage Glowpoint’s Remote-CamHD(TM) at six remote locations, including analysts’ homes and a location in the UK to cover international sports as well as deploying network connectivity and a full range of managed video services

•
Secured a deal with a major sports network to install Glowpoint services, marketed as Team-CamHD(TM), at 11 colleges around the country and in the broadcaster’s head-end studio in Chicago including deployment of Glowpoint’s network connectivity and a full range of managed video services

Quarterly Financial Results
For the three months ended September 30, 2007, total revenue increased $1.0 million, or 19.6%, to $5.8 million from $4.8 million in the 2006 quarter. Subscription and related revenue increased $0.7 million, or 20.9%, to $3.8 million from $3.1 million in 2006 quarter. The increased subscription and related revenue is the result of increases in installed subscription circuits and revenue per circuit. In the 2007 quarter, non-subscription revenue consisting of bridging services, special events and other one-time fees increased $0.3 million, or 17.3%, to $2.0 million from $1.7 million in the 2006 quarter. The primary cause was $0.3 million of one-time integration services on equipment required by a broadcast customer as part of the implementation of their two-year agreement.

Cost of revenue for the three months ended September 30, 2007 increased $0.6 million to $3.9 million up 19.3% from $3.3 million in the 2006 quarter. The increase was primarily due to sales taxes and regulatory fees that until the fourth quarter of 2006 were not properly collected and remitted and, as a result, this liability accrued in general and administrative expenses. Subsequently, these sales taxes and regulatory fees were properly collected and remitted to the taxing authorities and that expense is now included in cost of revenues. Another increase was for one-time integration services on equipment required by a broadcast customer. These increases were partially offset by a reduction in depreciation costs.

Gross margin increased $0.3 million, or 20.3%, to $1.9 million from $1.6 million in the 2006 quarter. Excluding the one-time integration services, our gross margin as a percentage of sales was 33.6% compared to 32.1% in the 2006 quarter.

Total operating expense decreased to $2.8 million or 11.9% from $3.1 million in the 2006 quarter. Increased research and development, and sales and marketing expenses were offset by a decrease in general and administrative expenses related to the sales taxes and regulatory fees that are now included in cost of revenues.

The loss from operations decreased $0.7 million to $0.9 million in the 2007 quarter from $1.6 million in the 2006 quarter.

Net loss attributable to common stockholders was $5.9 million or $0.13 per basic and diluted share in the 2007 quarter from $94,000, or $0.00 per basic and diluted share in the 2006 quarter. The primary components of the increase in the net loss attributable to common stockholders was caused by (i) an increase in our common stock price to $0.75 per share at September 30, 2007 from $0.39 per share at September 30, 2006 which caused a $4.9 million increase in the derivative liabilities, (ii) the issuance of additional Convertible Notes in September 2007 with the immediate expensing of $1.8 million for the related beneficial conversion feature and (iii) the gain on the redemption of preferred stock.

“Glowpoint delivered year-over-year revenue and profit margin expansion during the third quarter of 2007 and continued to make steady progress in financial and operational areas as well,” said Michael Brandofino, Glowpoint’s president and CEO. “Our goal is to grow revenue in the core subscription-based business by leveraging our relationships with our partners and resellers. Our success in this effort is reflected in the contracts we have been announcing and the expanding revenues, particularly our growth in recurring subscription revenue. We are seeing increased demand for these subscription-based solutions as well as for our multi-point bridging solutions. While multi-point bridging experiences some seasonality, we continue to see growth in this service and experienced the highest single month in Glowpoint’s history in October. In addition, telepresence continues to raise awareness and stimulate positive attention about the availability of high quality video communications. Glowpoint’s capabilities and service solutions are being recognized as a perfect fit to support this new technology and we believe this will drive new revenue as we move forward.”

“During the quarter, we also announced the move to the Over-the-Counter Bulletin Board (OTCBB), effective September 19, 2007, which we expect will lead to greater visibility for Glowpoint with the investment community and provide additional liquidity for our common shares,” Mr. Brandofino continued. “This eligibility came as a result of completing the restatement process, which has consumed a significant amount of financial and personnel resources over the last 18 months. We are now in a position to focus those resources more fully on growing the top line profitably.”

In addition, Glowpoint completed a restructuring of its Senior Secured Convertible Notes, which, among other things, extended the maturity date to March 31, 2009 and introduced a mandatory conversion feature subject to certain terms and conditions. Glowpoint also issued approximately $3.5 million of additional convertible notes to a combination of existing note holders, new investors and Company insiders, which included members of the senior management team and directors.

Year-to-Date Financial Results
For the nine months ended September 30, 2007, revenue increased $2.8 million, or 19.0%, to $17.3 million from $14.5 million in the 2006 period. Subscription and related revenue increased $1.4 million, or 14.8%, to $11.0 million from $9.6 million in the 2006 period. The increased subscription and related revenue is caused by increases in installed subscription circuits and in revenue per circuit. Non-subscription revenue consisting of bridging services, special events and other one-time fees increased $1.4 million, or 27.0%, in the 2007 period to $6.3 million from $4.9 million in the 2006 period. The increase was primarily due to $1.0 million of one-time integration services on equipment required by broadcast customers as part of the implementation of their two-year agreements. In the 2007 period, bridging services increased $0.4 million, or 19.9%, to $2.4 million from $2.0 million in the 2006 period. This was a result of a concerted effort by the Company to grow revenue from bridging services by increasing sales efforts and adding personnel.

Cost of revenue for the 2007 period increased $1.6 million, or 15.9%, to $11.7 million from $10.1 million in the 2006 period. The primary reasons for this increase were sales taxes and regulatory fees that, until the fourth quarter of 2006, were not properly collected and remitted and, as a result had been accrued in general and administrative expenses. Subsequently, these sales taxes and regulatory fees were properly collected and remitted to the taxing authorities and that expense is now included in cost of revenues. Another increase was for one-time integration services on equipment required by broadcast customers. These increases were partially offset by savings from the continuing efforts to eliminate network costs and ongoing activity involving the renegotiation of rates and the migration of service to lower cost providers where possible and a reduction in depreciation costs.

For the nine-months ended September 30, 2007, gross margin for the period increased $1.2 million, or 26.0%, to $5.6 million from $4.4 million in the 2006 period. Excluding the one-time integration services, our gross margin as a percentage of sales was 33.9% compared to 30.4% in the 2006 period. This was primarily due to continuing efforts to eliminate network costs and ongoing activity involving the renegotiation of rates and the migration of service to lower cost providers as well as a reduction in depreciation costs.

Total operating expense for the 2007 period decreased to $8.9 million, or 28.4% from $12.4 million in the 2006 period. Research and development expenses decreased due to reductions in salaries and benefits due to the corporate restructuring that occurred in March 2006, depreciation, and software development costs that were capitalized, partially offset by an increase in cost of contract employees. Sales and marketing expenses increased due to higher trade show costs, as well as additional costs for contract employees, agent commissions and travel and entertainment. General and administrative expenses decreased due to the reductions for the accrual of the March 2006 restructuring program, a decrease in the accruals related to the sales taxes and regulatory fees that are now included in cost of revenues, a decrease in professional fees related to the restatement of 2004 and 2005 financial statements. These decreases were partially offset by increases in deferred compensation, higher consulting expenses and insurance costs.

The loss from operations decreased $4.7 million to $3.3 million in the 2007 period from $8.0 million in the 2006 period.

Net loss was $11.8 million or $0.25 per basic and diluted share in the 2007 period, from $9.8 million, or $0.21 per basic and diluted share in the 2006 period. The primary components of the increase in the net loss attributable to common stockholders was caused by an increase in our common stock price to $0.75 per share at September 30, 2007 from $0.39 per share at September 30, 2006 which caused a $5.3 million increase in the derivative liabilities.

“In 2007 our goals were to leverage our distribution channel more effectively, target specific verticals where video is critical and focus on markets such as multi-point bridging and conferencing services, that have significant potential. We see that these efforts have been building momentum, which positions us well as we prepare for 2008. We believe real growth is attained by a combination of retaining the installed base, while continually adding new monthly recurring revenue. Unlike businesses that simply sell equipment, our services are typically sold with a minimum 12 month commitment. As long as we continue to control churn, new sales, once they become billable, are accretive,” concluded Brandofino.

Balance Sheet
At September 30, 2007, the Company had a working capital deficit of $11.0 million, $3.0 million in cash and cash equivalents and cash used in operating activities of $1.4 million for the nine months ended September 30, 2007. The Company raised capital in March and April 2006 and September 2007, but continues to sustain losses and negative operating cash flows.

GLOWPOINT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)	September 30, 2007	December 31, 2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$3,029	$2,153
Accounts receivable, net of allowance for doubtful accounts of $135 and $121, respectively	2,924	2,748
Prepaid expenses and other current assets	390	327
Total current assets	6,343	5,228
Property and equipment, net	2,537	2,762
Other assets	775	403
Total assets	$9,655	$8,393

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,820	$1,957
Accrued expenses	1,140	1,906
Customer deposits	721	102
Accrued sales taxes and regulatory fees	4,162	4,216
Current portion of derivative financial instruments, including $250 and $0, respectively, for Insider Purchasers	9,125	4,301
Senior Secured Convertible Notes, net of discount of $2,280	—	4,326
Deferred revenue	351	288
Total current liabilities	17,319	17,096

Long term liabilities:
Derivative financial instruments, less current portion, including $220 for Insider Purchasers	5,400	—
Senior Secured Convertible Notes, net of discount of $4,435	5,846	—
Senior Secured Convertible Notes held by Insider Purchasers - related parties, net of discount of $247	191	—
Total long term liabilities	11,437	—

Preferred stock:
Preferred stock, $.0001 par value; 5 shares authorized and redeemable; 0 and 0.120 Series B shares issued and outstanding, (stated value of $0 and $2,888; liquidation value of $0 and $3,735), respectively	—	2,888
Preferred stock, $.0001 par value; 1.5 and 0 shares authorized and redeemable; 0.475 and 0 Series C shares issued and outstanding recorded at fair value (stated value and liquidation value of $4,748 and 0), respectively	4,330	—

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $.0001 par value; 4 shares authorized; no Series D shares issued	—	—
Common stock, $.0001 par value; 150,000 and 100,000 shares authorized; 47,580 and 46,390 shares issued and issuable; 46,015 and 46,350 shares outstanding, respectively	5	5
Additional paid-in capital	162,913	161,267
Accumulated deficit	(184,966)	(172,623)
	(22,048)	(11,351)
Less: Treasury stock, 1,565 and 40 shares at cost, respectively	(1,383)	(240)
Total stockholders’ deficit	(23,431)	(11,591)
Total liabilities and stockholders’ deficit	$9,655	$8,393

GLOWPOINT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006
Revenue	$17,311	$14,552	$5,803	$4,850
Cost of revenue	11,735	10,128	3,929	3,292
Gross margin	5,576	4,424	1,874	1,558

Operating expenses:
Research and development	534	658	209	184
Sales and marketing	2,194	1,989	717	615
General and administrative	6,170	9,787	1,831	2,329
Total operating expense	8,898	12,434	2,757	3,128
Loss from operations	(3,322)	(8,010)	(883)	(1,570)

Interest and other expense (income):
Interest expense, including $4, $0, $4 and $0, respectively, for Insider Purchasers	5,139	3,140	3,135	725
Interest income	(35)	(68)	(7)	(27)
Increase (decrease) in fair value of derivative financial instruments, including $0, $0, $0 and $0, respectively, for Insider Purchasers	3,513	(1,812)	2,507	(2,391)
Amortization of deferred financing costs, including $1, $0, $1 and $0, respectively, for Insider Purchasers	404	259	143	130
Total interest and other expense (income), net	9,021	1,519	5,778	(1,563)
Net loss	(12,343)	(9,529)	(6,661)	(7)
Gain on redemption of preferred stock	799	—	799	—
Preferred stock dividends	(252)	(259)	(80)	(87)
Net loss attributable to common stockholders	$(11,796)	$(9,788)	$(5,942)	$(94)

Net loss attributable to common stockholders per share:
Basic and diluted	$(0.25)	$(0.21)	$(0.13)	$(0.00)

Weighted average number of common shares:
Basic and diluted	46,968	46,206	47,369	46,361

GLOWPOINT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2007	2006
Cash flows from Operating Activities:
Net loss	$(12,343)	$(9,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,121	1,490
Expense (income) recognized for the increase (decrease) in the estimated fair value of the derivative financial instruments	3,513	(1,812)
Amortization of deferred financing costs	404	259
Accretion of discount on Senior Secured Convertible Notes	2,332	819
Beneficial conversion feature for Senior Secured Convertible Notes	1,976	1,808
Loss on disposal of equipment	10	169
Stock-based compensation	714	656
Increase (decrease) in cash attributable to changes in assets and liabilities:
Accounts receivable	(176)	(228)
Prepaid expenses and other current assets	(63)	121
Other assets	—	205
Accounts payable	(137)	213
Customer deposits	619	—
Accrued expenses, sales taxes and regulatory fees	602	1,605
Deferred revenue	63	(85)
Net cash used in operating activities	(1,365)	(4,309)

Cash flows from Investing Activities:
Purchases of property and equipment	(906)	(662)
Net cash used in investing activities	(906)	(662)

Cash flows from Financing Activities:
Proceeds from issuance of Senior Secured Convertible Notes, including $400 from Insider Purchasers, net of financing costs of $308	3,230	—
Costs incurred in extension of maturity date of Senior Secured Convertible Notes and Series C Convertible Preferred Stock exchange	(83)	—
Proceeds from issuance of Convertible Notes, net of financing costs of $595	—	5,585
Net cash provided by financing activities	3,147	5,585

Increase in cash and cash equivalents	876	614
Cash and cash equivalents at beginning of period	2,153	2,023
Cash and cash equivalents at end of period	$3,029	$2,637

Supplemental disclosures of cash flow information:
Cash paid during the period for
Interest	$3	$—

Non-cash investing and financing activities:
Preferred stock dividends	$252	$259
Gain on redemption of preferred stock	799	—
Additional Convertible Notes issued as payment for interest	575	264
Deferred financing costs for Senior Secured Convertible Notes incurred by issuance of placement agent warrants	332	296
Deferred financing costs for extension of maturity date of Senior Secured Convertible Notes incurred by issuance of financial advisory warrants	86	—
Treasury stock received in connection with Series C Convertible Preferred Stock exchange	1,143	—

About Glowpoint

Glowpoint, Inc. (OTC:GLOW.OB), is a premiere broadcast-quality, IP-based managed-video services provider. Glowpoint offers video conferencing, bridging, technology hosting, and IP-broadcasting services to a vast array of companies, from large Fortune 100(R) enterprises to small and medium-sized businesses. Glowpoint’s managed-video services are available bundled with Glowpoint’s quality-network offering or as a value-added managed-video service across other networks. Glowpoint is exclusively focused on high-quality, two-way video communications, and has been supporting millions of video calls since its launch in 2000. Glowpoint is headquartered in Hillside, New Jersey. To learn more about Glowpoint, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.